 Exhibit 99.1

FROZEN FOOD EXPRESS INDUSTRIES, INC. ANNOUNCES
PROMOTIONS OF S. RUSSELL STUBBS AS PRESIDENT
AND JOHN T. HICKERSON AS EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

Dallas, January 15, 2010 (Globe Newswire) – Frozen Food Express Industries, Inc. (NASDAQ: FFEX) and FFE Transportation Services, Inc. today announced the promotion of two executives.

S. Russell Stubbs has been promoted to President of Frozen Food Express Industries, Inc., and FFE Transportation Services, Inc.  Russell has been with the FFE family of companies for twenty-four years in areas of increasing responsibility.  He was most recently Senior Vice President and Chief Operating Officer of FFE and moved into that position in 2006 after serving seven years as President of Lisa Motor Lines.

John T. Hickerson has been promoted to Executive Vice President and Chief Operating Officer reporting directly to Russell.  John joined the FFE organization in January of 2007 as President of American Eagle Lines and was most recently Senior Vice President and Chief Marketing Officer of FFE.  He has thirty-three years of industry experience and has been in senior leadership roles since 1986.  He will continue to serve in the capacity of President of FFE Logistics, Inc.

Stoney M. Stubbs Jr. will continue in the role of Chairman and Chief Executive Officer of FFE.

“This is just a part of a continued succession plan for the future of our organization”, said Mit Stubbs.   “Russell’s and John’s collective leadership efforts were instrumental in the 2008 turnaround we experienced, and those efforts carried through to 2009, which was the most challenging year our industry and our company ever faced.  Despite enduring operating losses throughout the year, the efforts of our management team led by Russell and John allowed us to continue to move forward, streamline our organization for the future, keep our customer base intact with high service levels, remain debt free, and preserve the integrity of our balance sheet for the long term.  I feel our company is ideally positioned to take maximum advantage of the marketplace as it begins to turn at whatever time that may be in the future.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics services, as well as dedicated fleets to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at the http://www.ffex.net. To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

CONTACT:  Frozen Food Express Industries, Inc.
          Russell Stubbs, PRESIDENT
          John Hickerson, EVP and COO
          John McManama, VP and Interim CFO
          (214) 630-8090
          ir@ffex.net